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                                                                      EXHIBIT 12

                       LORAL SPACE & COMMUNICATIONS LTD.

          COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                  AND RATIO OF EARNINGS TO COVER FIXED CHARGES
                         (in thousands, except ratios)
                                  (Unaudited)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
Earnings:
  Loss before income taxes, equity in net loss of
     affiliates, minority interest and Globalstar related
     impairment charges....................................  $(56,843)   $(62,138)   $(25,628)
  Plus fixed charges:
     Interest expense......................................   187,918     173,612     111,334
     Interest component of rent expense(1).................    15,665       9,953       6,600
  Less capitalized interest................................    17,082      84,315      60,125
                                                             --------    --------    --------
Earnings available to cover fixed charges..................  $129,658    $ 37,112    $ 32,181
                                                             ========    ========    ========
Fixed charges(2)...........................................  $282,253    $229,044    $172,619
                                                             ========    ========    ========
Deficiency of earnings to cover fixed charges..............  $152,595    $191,932    $140,438
                                                             ========    ========    ========

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(1) The interest component of rent expense is deemed to be approximately 25% of total rent expense.

(2) Fixed charges include preferred dividends as adjusted for the Company's effective tax rate. The effective tax rate for 1999 excludes the effect of a $34 million tax benefit affecting the utilization of Loral CyberStar's pre-acquisition loss carryforwards.